Exhibit 10.1

Evolv Technologies Holdings, Inc.

Severance And Change In Control Plan

Section 1. Introduction and Purpose.

The purpose of this Executive Severance and Change in Control Plan (the “Plan”) is to enable Evolv Technologies Holdings, Inc. (the “Company”) to offer certain protections to certain senior-level employees if their employment with the Company, is terminated without Cause or for Good Reason, both generally and in connection with a Change in Control (as defined below). Accordingly, to accomplish this purpose, the Compensation Committee of the Board of Directors of the Company (the “Board”) has adopted the Plan, effective as of January 1, 2023.

The Plan is intended to be (i) an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) a “top hat” plan within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

For purposes of the Plan, the following terms are defined as follows:

(a)            “Base Salary” means an Eligible Employee’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

(b)            “Cause” means, with respect to an Eligible Employee (i) conduct constituting fraud, embezzlement, or illegal misconduct in connection with the performance of Eligible Employee’s duties; (ii) the commission of, or voluntary and freely given confession to, or plea of guilty or nolo contendere to, a crime which constitutes a felony (other than a traffic violation), an indictment that results in material injury to the Company’s property, operation, or reputation, or a misdemeanor involving moral turpitude; (iii) the willful failure to perform Eligible Employee’s employment duties or obligations (except resulting from incapacity or illness) as reasonably and lawfully directed by Company that continues after (A) Company or its duly authorized designee delivers a written notice to Eligible Employee describing such willful failure, and (B) Eligible Employee has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by Company in its reasonable discretion (not to be less than 30 days); (iv) willful misconduct or gross negligence that is materially injurious to the business, reputation or property of Company; (v) alcohol or substance abuse that materially interferes with the performance of Eligible Employee’s duties or obligations; (vi) repeated absence from work (either in-person or remote) during normal business hours for reasons other than permitted absence; (vii) violation of Eligible Employee’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement or other similar agreement containing restrictive covenants in favor of the Company; and (viii) repeated violation of any of the material policies or practices of Company (including, but not limited to, discrimination or harassment), or a single serious violation of such policies or practices which Company, in its discretion, determines is materially injurious to the business or reputation of Company.

(c)            “Change in Control” has the meaning set forth in the Equity Plan, provided that the event qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A.

(d)            “Change in Control Date” means the closing date of a Change in Control.

(e)            “Change in Control Period” means the period commencing 60 days prior to the Change in Control Date and ending 12 months following such date.

(f)            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Committee” means the Board of Directors of the Company or the Compensation Committee of such Board of Directors.

(i)            “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(j)            “Company” means Evolv Technologies Holdings, Inc. or, following a Change in Control, the surviving entity resulting from such event (such entity, the “Successor Entity”). Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Plan Administrator.

(k)           “Covered Termination” means, with respect to an Eligible Employee, a termination of employment that results in such employee’s Separation from Service that is due to (i) a termination by the Company without Cause (and other than as a result of death or Disability) or (ii) a resignation by the Eligible Employee for Good Reason.

(l)            “Disability” means any physical or mental condition that renders an employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company. The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan of the Company or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.

(m)          “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(n)           “Equity Plan” means the Company’s 2021 Incentive Award Plan, as amended from time to time, or any successor plan thereto.

(o)            “Good Reason” for an employee’s resignation means the occurrence of any of the following that is undertaken by the Company without the employee’s prior written consent:

(i)	a material reduction in such employee’s Base Salary or Target Incentive Compensation by 10% or more, as applicable;

(ii)	a material reduction in such employee’s position, duties or responsibilities or any assignment to such employee of duties or responsibilities that are materially inconsistent in an adverse respect with such employee’s position; or

(iii)	a material relocation of such employee’s principal place of employment with the Company (or Successor Entity, if applicable) to a place that is more than 50 miles from the employee’s prior work location and which materially increases such employee’s commute from the employee’s principal residence.

Notwithstanding the foregoing, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must provide written notice to the Company, as applicable, of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; allow the Company 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not reasonably cured within the Cure Period, the employee’s resignation from all positions held with the Company is effective not later than 30 days after the expiration of the Cure Period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify an Eligible Employee from asserting Good Reasons for any subsequent occurrence of Good Reason.

(p)            “Plan Administrator” means the Committee prior to the Change in Control Date and the Representative upon and following such date, as applicable.

(q)            “Plan Tier” means the tier to which an Eligible Employee is assigned for purposes of participation in the Plan, as determined by the individual or entity that sets the Eligible Employee’s compensation, as set forth in the Eligible Employee’s Participation Notice (as described in Section 2(a)).

(r)            “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Change in Control Date as provided in Section 10.

(s)            “Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.

(t)            “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(u)            “Target Incentive Compensation” means an Eligible Employee’s target annual cash bonus or target annual variable cash compensation (as determined by the Company) as in effect immediately prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

Section 2. Eligibility for Benefits.

(a)            Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the employee has the title of Vice President or higher or has otherwise been designated by the Plan Administrator as eligible to participate; (ii) such employee is designated as an Eligible Employee by the Plan Administrator through delivery of a Participation Notice in substantially the form attached hereto as Exhibit 1 (which will specify, among other relevant terms, the employee’s Plan Tier); (iii) the employee has signed and returned the Participation Notice provided by the Plan Administrator within the time provided by the Plan Administrator; and (iv) the employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)            Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute, and not revoke, a valid separation and general release agreement in a form provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. If an employee does not provide a Release that becomes effective as set forth above, no payments shall be made to such employee under the Plan, and the employee will have no further right to any benefits under the Plan.

(c)            Plan Benefits Provided In Lieu of Any Previous Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee, including but not limited to any management retention agreement between the Eligible Employee and the Company. Notwithstanding the foregoing, except as expressly provided herein, the Eligible Employee’s equity awards will remain subject to the terms and conditions of the applicable equity plan under which such awards were granted, and no provision of this Plan shall be construed as to limit the actions that may be taken under, or to violate the terms of, such equity plan.

(d)            Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee shall not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)            The Eligible Employee is terminated by the Company for any reason (including due to the Eligible Employee’s death or Disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or job abandonment.

(2)            The Eligible Employee is offered immediate reemployment by a Successor Entity following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with Successor Entity results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the Change in Control. For the avoidance of doubt, an employee who becomes immediately reemployed by a Successor Entity following a Change in Control will continue to be an Eligible Employee following the date of such reemployment.

(3)            The Eligible Employee is rehired by the Company and the terms of such rehire would not give rise to the Eligible Employee’s right to resignation for Good Reason, and the Eligible Employee commences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e)            Termination of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if a court of competent jurisdiction enters a final order finding that the Eligible Employee breached his or her contractual obligations to the Company, including those obligations set forth in any confidentiality, non-solicitation, non-competition agreement.

(f)            Company’s Right to Reimbursement. If any person receives any payment or benefit that is not authorized by this Plan, the Company shall be entitled to reimbursement of such payment or benefit from any person to whom, or for whom, such payment or benefit was paid. In addition, if following the payment of severance benefits to an Eligible Employee, the Plan Administrator discovers that the Company could have terminated such Eligible Employee’s employment in a manner that such termination would not have been a Covered Termination (including without limitation a termination of employment for Cause), the Company shall be entitled to reimbursement of such payment from any person to whom, or for whom, such payment was made.

Section 3. Termination Benefits Generally.

Upon the termination of an Eligible Employee’s employment for any reason, the Eligible Employee will be entitled to receive (i) any earned but unpaid Base Salary and (ii) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program (the “Accrued Benefits”). The Accrued Benefits shall be paid on or before the time required by law or applicable policy, except to the extent any such payments would accelerate compensation in a manner inconsistent with Section 409A. In addition, in the event of a Covered Termination, the Eligible Employee may be eligible to receive additional payments and benefits, as set forth in Section 4 or Section 5 below, as applicable.

Section 4. Benefits for Covered Termination Outside of a Change in Control Period

(a)            Covered Termination. If an Eligible Employee experiences a Covered Termination at any time other than during the Change in Control Period, the Eligible Employee will be entitled to receive the following severance benefits:

(1)            Base Salary. The Eligible Employee will receive a cash severance payment equal to the Eligible Employee’s Base Salary for the following number of months (such number of months, the “Severance Period” for that Eligible Employee), depending on the Eligible Employee’s Plan Tier:

(i)	Plan Tier 1:	12 months

(ii)	Plan Tier 2:	9 months

(iii)	Plan Tier 3:	6 months

The cash severance payment shall be paid in the form of salary continuation over the course of the Severance Period, on the regular payroll dates of the Company or Affiliate as applicable, subject to deductions and withholdings; provided however that no payment will be paid prior to the effective date of the Release, and the first installment shall include a catch-up payment for any installments that would have otherwise been made from the date of the Covered Termination through the effective date of the Release.

(2)            Payment of Continued Group Health Plan Benefits. Subject to the Release becoming effective, if the Eligible Employee is eligible for and timely elect to continue health insurance coverage under COBRA following a Covered Termination, the Company will pay the COBRA group health insurance premiums for the Eligible Employee and his or her eligible dependents until the earliest of (A) the close of the applicable Severance Period, (B) the expiration of the Eligible Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when the Eligible Employee become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether the Eligible Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay the Eligible Employee on the last day of each remaining month of the applicable Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”).

(3)            Pro-Rata Bonus Payment. Except as otherwise provided in an Eligible Employee’s Participation Notice, if the Eligible Employees is eligible to receive an annual bonus pursuant to the Company’s corporate bonus or incentive compensation plan(s) then in effect (i.e., and not under a commission plan or program or other bonus or incentive compensation plan or program that is calculated and paid more frequently than annually), then the Eligible Employee will receive a lump sum cash payment equal to (x) a portion of the Eligible Employee’s Target Incentive Compensation for the calendar year in which the Covered Termination occurs prorated for the period from the beginning of such calendar year up to the date of such Covered Termination, regardless of their Plan Tier, less (y) any amounts previously paid to the Eligible Employee for the year of termination under the applicable incentive compensation plan(s). The payments referenced in this Sections 4(a)(3) shall be paid to the Eligible Employee in a single lump payment no later than the second payroll cycle following the effective date of the Release. Additionally, the Eligible Employee will be paid any unpaid annual bonus for the year prior to the year in which the Eligible Employee incurs a Covered Termination to which the Eligible Employee would otherwise have been entitled had his or her employment not terminated.

(b)            No Other Payments. The benefits set forth at subsections (a)(1), (a)(2), and (a)(3) above are the only benefits payable to an Eligible Employee pursuant to the Plan with respect to a Covered Termination that occurs outside of a Change in Control Period.

Section 5. Covered Termination Benefits (during a Change in Control Period).

(a)            Covered Termination. If an Eligible Employee experiences a Covered Termination during a Change in Control Period, such Eligible Employee will be entitled to receive the following severance benefits:

(1)            Base Salary. The Eligible Employee will receive a cash severance payment equal to the Eligible Employee’s Base Salary for the following number of months (such number of months, the “Change in Control Severance Period” for that Eligible Employee), depending on the Eligible Employee’s Plan Tier:

(i)	Plan Tier 1:	18 months

(ii)	Plan Tier 2:	12 months

(iii)	Plan Tier 3:	9 months

Such cash severance benefit shall be paid in a single lump payment no later than the second payroll cycle following the later of (i) the effective date of the Release or (ii) the Change in Control Date, but in any event not later than March 15 of the year following the year in which the Covered Termination occurs.

Notwithstanding the foregoing, in the event of a Covered Termination that occurs within the 60 day period prior to the Change in Control Date, the amount payable pursuant to this Section 5(a)(1) shall be reduced by any amounts previously paid pursuant to Section 4 above, and the net cash severance benefit shall be paid as set forth in this Section 5(a)(1).

(2)            Payment of Continued Group Health Plan Benefits. During the Change in Control Severance Period, the Eligible Employee will be eligible to receive the payments described in, and pursuant to the terms of, Section 4(a)(2) above; provided however that in the event of a Covered Termination that occurs within the 60 day period prior to the Change in Control Date, the Change in Control Severance Period will be reduced by the number of months, if any, for which COBRA payments were made pursuant to Section 4(a)(2) above.

(3)            Incentive Payments. The Eligible Employee will receive a lump sum cash payment equal to a percentage of either the Eligible Employee’s Target Incentive Compensation for the calendar year in which the Covered Termination occurs (which for the avoidance of doubt will not be pro-rated), depending on their Plan Tier, less any amounts previously paid to the Eligible Employee for the year of termination under the applicable incentive compensation plan(s):

(i)	Plan Tier 1:	150% of Target Incentive Compensation

(ii)	Plan Tier 2:	100% of Target Incentive Compensation

(iii)	Plan Tier 3:	75% of Target Incentive Compensation

This payment shall be paid to the Eligible Employee in a lump-sum cash payment on the same date as the Base Salary payment provided in subsection 5(a)(1) above. Additionally, the Eligible Employee will be paid any unpaid annual bonus for the year prior to the year in which the Eligible Employee incurs a Covered Termination to which the Eligible Employee would otherwise have been entitled had his or her employment not terminated. Notwithstanding the foregoing, in the event of a Covered Termination that occurs within the 60 day period prior to the Change in Control Date, the amount payable pursuant to this Section 5(a)(3) shall be reduced by any amounts previously paid pursuant to Section 4 above, and the net cash severance benefit shall be paid as set forth in this Section.

(4)            Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option, unvested restricted stock unit, and other stock awards, as applicable, held by the Eligible Employee covering Common Stock as of the date of the Covered Termination (each, an “Equity Award”) that vest solely based on continued service with the Company over time will be accelerated in full, effective as of the later of (x) the effective date of the Release or (y) the Change in Control Date. Any termination or forfeiture of any unvested portion of such time-based Equity Awards that would otherwise occur on or after the Covered Termination in the absence of this Section shall be delayed (but, with respect to stock options, not later than the original expiration date for such option) and shall only occur if the vesting pursuant to this Section does not occur due, and for purposes of clarity, no additional vesting shall occur during this period. Notwithstanding the foregoing, Equity Awards subject to vesting based on the attainment of performance goals will not be subject to acceleration, except as determined by the Committee in its sole discretion either pursuant to the Plan or pursuant to the Equity Plan. To the extent an Equity Award is assumed, continued or substituted for in a Change in Control pursuant to such applicable equity incentive plan, the vesting acceleration described in this Section 5(a)(4) will apply to such assumed, continued or substituted award, as applicable.

(b)            No Duplication of Benefits. The benefits set forth at subsections (a)(1) through (a)(4) above are the only benefits payable to an Eligible Employee pursuant to the Plan with respect to a Covered Termination that occurs during a Change in Control Period, and shall be paid in lieu of any benefits that may be payable pursuant to Section 4 above with respect to a Covered Termination that occurs outside of a Change in Control Period. For the avoidance of doubt, in no event will benefits be provided under both Section 4 and Section 5 to the same Eligible Employee (except to the extent that benefits were provided pursuant to Section 4 with respect to a Covered Termination that occurred during the 60 day period prior to a Change in Control Date, in which case the benefits provided pursuant to Sections 5(a)(1) through 5(a)(3) will be adjusted as set forth above).

Section 6. Section 280G Limitation.

Notwithstanding anything in the Plan to the contrary, if any payment or benefit an Eligible Employee will or may receive from the Company or an Affiliate or otherwise (each payment or benefit, a “Payment,” and in the aggregate, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) so that the sum of the Payments will be $1.00 less than the amount at which the Eligible Employee becomes subject to the Excise Tax; provided that such reduction will only occur if it would result in the Eligible Employee receiving a higher After Tax Amount (as defined below) than the Eligible Employee would receive absent such reduction. In the event of such reduction, the Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

For purposes of this Section 6, the term “After Tax Amount” means the amount of the Payments less all federal, state, and local income, excise and employment taxes imposed on the Eligible Employee as a result of the Eligible Employee’s receipt of the Payments. For purposes of determining the After Tax Amount, the Eligible Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Payments will be made pursuant to this Section 6 shall be made by the Company in consultation with its external advisers, and the Company shall provide reasonably detailed supporting calculations to the Eligible Employee within 15 business days of the Eligible Employee’s Covered Termination.

Section 7. Withholding.

All payments under the Plan will be subject to applicable withholding for federal, state, foreign, and local taxes.

Section 8. Section 409A.

All benefits provided under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent that any benefits are not so exempt, such benefits are intended to comply with the requirements of Section 409A and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of benefits payable to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

If the Company determines that any benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A, then, to the extent necessary to avoid the imposition of the adverse tax consequences under Section 409A, the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death. In the event of such delayed payment, the Company shall then pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that would otherwise have been paid prior to the delay and pay any remaining amounts of severance benefits in accordance with the applicable payment schedule.

In no event will payment of any benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the period for providing a Release set forth at Section 2(b) above spans two calendar years, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of benefits under this Plan, until the later of the day that it would become effective under its terms or the first day of the latter calendar year.

Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to the Eligible Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

Section 9. Transfer and Assignment.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned. The Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 10. Right to Interpret and Administer Plan; Amendment and Termination.

(a)            Interpretation and Administration. Prior to a Change in Control, the Committee shall be the Plan Administrator and will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Change in Control Date, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Change in Control Date will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following such date shall mean the Representative.

(b)            Amendment. The Plan Administrator reserves the right to amend or terminate this Plan at any time; provided however that no such amendment or termination shall materially and adversely affect the rights of any Eligible Employee who has satisfied the requirements of Section 2(a) without the consent of such Eligible Employee.

(c)            Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.

(d)            Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property, including upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to an event permitting a resignation for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

Section 11. No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or a Successor Entity, as applicable, or (ii) to interfere with the right of the Company or a Successor Entity, as applicable, to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 12. Plan is Unfunded.

The Plan shall be unfunded, and all cash payments under the Plan paid only from the general assets of the Company.

Section 13. Severability.

In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

Section 14. Governing Law.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware.

Section 15. Claims, Inquiries and Appeals.

(a)            Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).

(b)            Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following: (i) the specific reason or reasons for the denial; (ii) references to the specific Plan provisions upon which the denial is based; (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim. This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period, describing the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)            Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)            Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following: (ii) the specific reason or reasons for the denial; (ii) references to the specific Plan provisions upon which the denial is based; (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and (iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)            Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)            Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 14(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 14(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 14, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. Any such legal action for benefits under the Plan must be brought within 12 months from the date the Plan Administrator denies the claim on appeal.

Other Plan Information.

Employer and Plan Identification Numbers: The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 46-3181906. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

Plan Year: The Plan is maintained on a calendar year (January 1 – December 31).

Plan Administrator: The Committee prior to the Change in Control Date, and the Representative upon and following such date.

Agent for Service of Legal Process: Eric Pyenson, General Counsel, Evolv Technologies Holdings Inc., Inc., 500 Totten Pond Rd. Waltham, MA 02451

Statement of ERISA Rights. Participants in this Plan (which is a welfare benefit plan sponsored by Evolv Technologies Holdings, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits. This includes the right to (i) examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; (ii) obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description (provided that a reasonable charge may be made for such copies; and (iii) receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries. In addition to creating rights for employees eligible to participate in the Plan, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT 1

Participation Notice

[Date]

Dear [●]:

Evolv Technologies Holdings, Inc. (the “Company”) is pleased to inform you that you have been designated as an Eligible Employee, Plan Tier [●] in, and are eligible to receive Severance Benefits under, the Company’s Severance and Change in Control Plan (the “Plan”). A copy of the Plan is being provided to you along with this notice (this “Participation Notice”). Capitalized terms used but not defined in this Participation Notice will have the definitions provided in the Plan.

As an Eligible Employee, at Plan Tier [●] under the Plan, you will be eligible to receive certain Severance Benefits upon a Covered Termination, subject to the terms, conditions and requirements set forth in the Plan (including your timely execution and, if applicable, non-revocation of a Release in accordance with the terms of the Plan). [Notwithstanding Section 4(a)(3) of the Plan, in lieu of the Pro-Rata Bonus Payment described in such section, in connection with a Covered Termination under Section 4(a) of the Plan, you will be eligible to receive an amount equal to the greater of (x) [●]% of your Target Incentive Compensation for the calendar year in which the Covered Termination occurs and (y) the Pro-Rata Bonus Payment calculated under Section 4(a)(3) of the Plan, in each case, payable pursuant to and subject to the terms and conditions of, the Plan.]

This Participation Notice is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Notice. In the event of any conflict between the terms of this Participation Notice and the terms of the Plan, the terms of the Plan shall govern. By signing below, you acknowledge and agree that (i) you have received and reviewed a copy of the Plan and (ii) your participation in the Plan requires that you irrevocably and voluntarily agree to the terms of the Plan and the terms set forth in this Participation Notice.

In consideration of becoming eligible to receive the payments and benefits provided under the terms and conditions of the Plan, you agree that you hereby waive any and all rights, benefits, and privileges to severance payments and benefits that you might otherwise be entitled to receive under any other plan or arrangement between you and the Company or any Subsidiary (including, without limitation [●], and any offer letter, any employment or similar agreement or arrangement), and that the Plan and this Participation Notice supersede any such rights, benefits, and privileges.

This Participation Notice shall terminate, and your status as a Participant in the Plan shall end, upon your termination of employment with the Company for any reason other than due to a Covered Termination.

If you have any questions regarding the foregoing, please contact [●]. Please confirm your agreement to the foregoing by executing this Participation Notice where indicated below and returning a signed copy to me.

Sincerely,

EVOLV TECHNOLOGIES HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED: